CPI Aerostructures, Inc. - 10-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Numbers 333-11669, 333-42403, 333-130077, 333-164687 and 333-212837) and on Form S-3 (Registration Number 333-181056), of CPI Aerostructures, Inc. of our report dated March 8, 2017, on our audits of the financial statements of CPI Aerostructures, Inc. as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, and of our report dated March 8, 2017 which expresses an unqualified opinion on the effectiveness of internal control over financial reporting of CPI Aerostructures, Inc. as of December 31, 2016 included in this Annual Report on Form 10-K of CPI Aerostructures, Inc. for the year ended December 31, 2016.

/s/ CohnReznick LLP

Jericho, New York

March 8, 2017